Contact: Timothy M. Doyle Executive Managing Director, CFO 858.551.0511

FOR IMMEDIATE RELEASE

IMPERIAL CAPITAL BANCORP, INC. REPORTS
EARNINGS FOR THE QUARTER ENDED
MARCH 31, 2008

La Jolla, California (April 30, 2008) --- Imperial Capital Bancorp, Inc. (NYSE-IMP) today reported net income for the quarter ended March 31, 2008, primarily resulting from the operations of its wholly-owned subsidiary, Imperial Capital Bank (the Bank), of $697,000 or $0.13 per diluted share compared to $6.7 million or $1.19 per diluted share for the same period last year.  President and Chief Executive Officer George W. Haligowski stated: “Our first quarter results, while clearly disappointing, reflect a continuation of the challenging economic conditions that currently exist.  Our focus remains on strengthening our balance sheet and addressing any identifiable credit issues.  During the quarter, we increased our loan loss provision to $4.3 million compared to $750,000 during the same period last year and increased the ratio of our allowance for loan loss to total loans to 1.55% as compared to 1.51% at the end of December.”

Net interest income before provision for loan losses decreased 16.3% to $20.1 million for the quarter ended March 31, 2008, compared to $24.0 million for the same period last year.  The decrease was primarily due to the decline in the yield earned on our loan portfolio, as higher yielding loans have paid-off and were replaced by loan production that was originated at lower spreads over our cost of funds due to competitive pricing pressures.  This decline was partially offset by a decrease in our average cost of funds, as deposits have repriced to current market interest rates.  Haligowski commented: “As a result of the Federal Reserve’s recent rate reductions, deposits are beginning to reprice to current interest rates, which should ultimately provide some relief to our net interest margins and spreads.”

The provision for loan losses was $4.3 million and $750,000, respectively, for the quarters ended March 31, 2008 and 2007.  The provision for loan losses recorded during the quarter was primarily due to the increase in our non-performing loans.  Non-performing loans as of March 31, 2008 were $91.5 million, compared to $38.0 million at December 31, 2007.  The increase in non-performing loans was primarily related to four construction and land development lending relationships that in the aggregate represented approximately $54.4 million of the total of $64.2 million of loans transferred to non-performing status during the quarter.  With the housing and secondary mortgage markets continuing to deteriorate and showing no signs of stabilizing in the near future, we continue to aggressively monitor our real estate loan portfolio, including our commercial and residential construction loan portfolio.  Our construction and land loan portfolio at March 31, 2008 totaled $425.4 million, of which $277.4 million were residential and condominium conversion construction loans and land development loans, representing 8.9% of our total loan portfolio.  At March 31, 2008, we had $40.3 million of non-performing lending relationships within our residential and condominium conversion construction loan portfolio, consisting of three projects located in California (Huntington Beach, Corona and Indio) and one project located in Portland, Oregon.  In addition, we had a $17.7 million non-performing residential land development loan located in Cathedral City, California.

Imperial Capital Bancorp, Inc. reports earnings
For the quarter ended March 31, 2008

General and administrative expenses were $13.5 million for the quarter ended March 31, 2008, compared to $12.4 million for the same period last year.  The Company’s efficiency ratio (defined as general and administrative expenses as percentage of net revenue) was 66.3% for the quarter ended March 31, 2008, as compared to 50.3% for the same period last year.  The increase in our efficiency ratio was primarily caused by the $1.1 million increase in general and administrative expenses, as well as the $3.9 million decrease in net interest income, which, as discussed above, was primarily caused by the decrease in our net interest spread.

Loan originations were $88.5 million for the quarter ended March 31, 2008, compared to $339.4 million for the same period last year.  During the current quarter, the Bank originated $43.8 million of commercial real estate loans, $19.0 million of small balance multi-family real estate loans, and $25.7 million of entertainment finance loans.  Loan originations for the same period last year consisted of $237.2 million of commercial real estate loans, $74.0 million of small balance multi-family real estate loans, and $28.2 million of entertainment finance loans.  In addition, the Bank’s wholesale loan operations acquired $17.7 million of commercial and multi-family real estate loans during the quarter ended March 31, 2007.  The Bank did not have any wholesale loan purchases during the current quarter. Haligowski commented that: “The decline in loan production is consistent with our expectations, as we continue to focus on our current loan portfolio.  Market conditions remained challenging during the quarter and liquidity has yet to return to a more normalized level.  I expect that our loan production will not improve until the economy and credit markets begin to stabilize.”

Total assets decreased $7.5 million to $3.5 billion at March 31, 2008, compared to $3.6 billion at December 31, 2007.  The change in total assets was primarily due to a $55.2 million decrease in our loan portfolio, partially offset by a $49.5 million increase in investment securities held-to-maturity.  During the quarter, we purchased approximately $57.6 million of triple-A rated corporate sponsored collateral mortgage obligations, which we classified as held-to-maturity.  In addition, we increased our FHLB advances by $114.5 million during the quarter, as we replaced higher interest bearing deposits with these advances.  The decline in deposits of $115.3 million during the quarter primarily related to callable brokered deposits, as well as other time deposits that matured during the period.

Non-performing assets were $110.0 million and $57.4 million, representing 3.10% and 1.62% of total assets as of March 31, 2008 and December 31, 2007, respectively.  The increase in non-performing assets during the quarter ended March 31, 2008 consisted of the addition of $64.2 million of non-performing loans, partially offset by paydowns received of $1.9 million, charge-offs of $3.9 million and loan upgrades of $347,000 from non-performing to performing status.  As of March 31, 2008 as compared to December 31, 2007, the net increase in non-performing loans primarily consisted of $32.7 million residential and condominium construction real estate loans, representing two lending relationships, a $17.7 million residential land development loan, and a $4.0 million mixed-use construction loan.  The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by non-accrual loans) was 52.7% at March 31, 2008 as compared to 125.9% at December 31, 2007.  In addition, our other real estate and other assets owned decreased by $1.0 million during the current quarter to $18.4 million as compared to $19.4 million at December 31, 2007.

www.imperialcapitalbancorp.com

Imperial Capital Bancorp, Inc. reports earnings
For the quarter ended March 31, 2008

The allowance for loan losses as a percentage of our total loans was 1.55% and 1.51% at March 31, 2008 and December 31, 2007, respectively.  We believe that these reserves levels were adequate to support known and inherent losses in our loan portfolio and for specific reserves as of March 31, 2008 and December 31, 2007, respectively.  The allowance for loan losses is impacted by inherent risk in the loan portfolio, including the level of our non-performing loans and other loans of concern, as well as specific reserves and charge-off activity.  Other loans of concern increased from $27.4 million at December 31, 2007 to $115.7 million at March 31, 2008.  The increase was primarily caused by the addition of $44.8 million of single-family and condominium construction and land development loans, $15.7 million of commercial and retail construction projects, and $28.0 million of commercial and multi-family real estate loans.  Other loans of concern consist of performing loans which have known information that has caused management to be concerned about the borrower’s ability to comply with present loan repayment terms.  During the quarter ended March 31, 2008, we had net charge-offs of $3.8 million as compared to net recoveries of $380,000 during the same period last year.

At March 31, 2008, shareholders' equity totaled $226.5 million or 6.4% of total assets.  The Company’s book value per share of common stock was $44.38 as of March 31, 2008, an increase of 0.4% and 2.7%, respectively, from $44.22 per share as of December 31, 2007 and from $43.22 per share as of March 31, 2007.

The Bank had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at March 31, 2008 of 8.34%, 9.68% and 10.94%, respectively, which represents $116.9 million, $111.0 million and $28.3 million, respectively, of capital in excess of the amount required to be “well capitalized” for regulatory purposes.  In addition, the Company, the Bank’s holding company, had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at March 31, 2008 of 8.44%, 9.81% and 11.38%, respectively, which represents $121.3 million, $115.5 million and $41.8 million, respectively, of capital in excess of the amount required to be “well capitalized”.

Haligowski concluded:  “Despite the challenges presented by the current economic environment, we’ve been able to remain profitable during this period and have continued to consistently grow our book value per share.  We expect the economy and the credit market to remain stressed in the near term, and as a result, our Board made the decision this quarter to temporarily suspend our regular quarterly dividend in order to preserve capital and maintain our liquidity until economic conditions normalize.”

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in our market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of our loan or investment portfolios, increased costs from pursuing the national expansion of our lending platform and operational challenges inherent in implementing this expansion strategy, fluctuations in interest rates, and changes in the relative differences between short- and long-term interest rates, levels of non-performing assets and other loans of concern, and operating results, the economic impact of any terrorist actions and other risks detailed from time to time in our filings with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2008 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

www.imperialcapitalbancorp.com

Imperial Capital Bancorp, Inc. reports earnings
For the quarter ended March 31, 2008

Imperial Capital Bancorp, Inc. is a publicly traded diversified bank holding company specializing in commercial real estate lending on a national basis and is headquartered in San Diego, California. The Company conducts its operations through Imperial Capital Bank and Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has nine retail branch locations and 22 loan origination offices serving the Western United States, the Southeast, the Mid-Atlantic States, the Ohio Valley, the Metro New York area and New England.

For additional information, contact Timothy M. Doyle, Executive Managing Director and Chief Financial Officer, at (858) 551-0511.

www.imperialcapitalbancorp.com

IMPERIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,
	2008	December 31,
	(unaudited)	2007
	(in thousands, except share amounts)

Assets

Cash and cash equivalents	$7,678	$8,944
Investment securities available-for-sale, at fair value	118,348	117,924
Investment securities held-to-maturity, at amortized cost	208,527	159,023
Stock in Federal Home Loan Bank	54,208	53,497
Loans, net (net of allowance for loan losses of $48,271 and
$47,783 as of March 31, 2008 and December 31, 2007, respectively)	3,069,400	3,125,072
Interest receivable	20,715	20,841
Other real estate and other assets owned, net	18,438	19,396
Other assets	46,413	46,522

Total assets	$3,543,727	$3,551,219

Liabilities and Shareholders' Equity

Liabilities:
Deposit accounts	$2,066,546	$2,181,858
Federal Home Loan Bank advances and other borrowings	1,135,783	1,021,235
Accounts payable and other liabilities	28,288	33,959
Junior subordinated debentures	86,600	86,600

Total liabilities	3,317,217	3,323,652

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Contributed capital - common stock, $.01 par value; 20,000,000 shares authorized, 9,145,256 and 9,142,256 issued as of March 31, 2008
and December 31, 2007, respectively	85,188	85,009
Retained earnings	255,776	255,947
Accumulated other comprehensive income, net	316	267
	341,280	341,223
Less treasury stock, at cost - 4,041,824 and 3,995,634 shares
as of March 31, 2008 and December 31, 2007, respectively	(114,770)	(113,656)
Total shareholders’ equity	226,510	227,567

Total liabilities and shareholders’ equity	$3,543,727	$3,551,219

IMPERIAL CAPITAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Three Months Ended
	March 31,
	2008	2007
	(in thousands, except per share amounts)
Interest income:
Loans receivable, including fees	$54,835	$58,763
Cash, cash equivalents and investment securities	4,249	4,569
Total interest income	59,084	63,332

Interest expense:
Deposit accounts	25,083	26,588
Federal Home Loan Bank advances and other borrowings	11,918	10,677
Junior subordinated debentures	2,005	2,078
Total interest expense	39,006	39,343

Net interest income before provision for loan losses	20,078	23,989
Provision for loan losses	4,250	750
Net interest income after provision for loan losses	15,828	23,239

Non-interest income:
Late and collection fees	219	303
Other	49	413
Total non-interest income	268	716

Non-interest expense:
Compensation and benefits	6,864	6,182
Occupancy and equipment	1,942	1,943
Other	4,684	4,296
Total general and administrative	13,490	12,421

Real estate and other assets owned expense, net	428	163
Provision for losses on real estate and other assets owned	627	-
Loss on sale of real estate and other assets owned, net	400	-
Total real estate and other assets owned expense, net	1,455	163

Total non-interest expense	14,945	12,584

Income before provision for income taxes	1,151	11,371
Provision for income taxes	454	4,634

NET INCOME	$697	$6,737

BASIC EARNINGS PER SHARE	$0.13	$1.22

DILUTED EARNINGS PER SHARE	$0.13	$1.19